Exhibit 10.1

Notice of Grant of Restricted Stock Award, Performance-based Equity Award, and Performance-based Cash Award
Name Street Address City, State Zip Code

Subject to the terms and conditions of the 2022 Equity Incentive Plan and the Farmers National Banc Corp. Long-Term Incentive Plan (the “Plans”) and the accompanying Restricted Stock Award Agreement, Performance-based Equity Award Agreement, and Performance-based Cash Award Agreement (the “Award Agreements”), you have been granted Shares of Restricted Stock, Performance-based Shares, and a Performance-based Cash Award (collectively, the “Awards”) as follows:

Grant Date:	February 24, 2025
Number of Shares:	Your Awards consist of the following: Shares of Restricted Stock Performance-based Shares $ Target Performance-based Cash
Vesting Schedule:	Your Awards of Shares of Restricted Stock, Performance-based Shares, and Performance-based Cash will be subject to vesting on February 24, 2028 (Normal Vesting Date).
Settlement:	Your Awards will be settled in Shares or Cash, depending on the Award, as described in the respective Award Agreements.

This Notice of Grant and the accompanying Award Agreements describe your Awards and the terms and conditions of your Awards. To ensure you fully understand these terms and conditions, you should:

●	Read the Plan carefully to ensure you understand how the Plans work; and

●	Read this Notice of Grant and corresponding Award Agreement carefully to ensure you understand the nature of your Award and what you must do to earn it.

You may contact Mark Nicastro by telephone (330-533-5025) or email (mnicastro@farmersbankgroup.com) if you have any questions about your Award or Award Agreement.

LTIP Opportunity Percentage	Grant Date Annual Salary	Grant Date Share Price (30-day Trailing Average)